SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2005

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 S. Meridian Street Suite 1100 Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On May 3, 2005, Kite Realty Group Trust (the “Company”) executed an agreement for the benefit of the several underwriters of the Company’s initial public offering (the “Underwriters”), to extend the lock-up period prescribed by Section 5(i) of the Underwriting Agreement, dated August 10, 2004, by and among the Company and the Underwriters, for an additional 30-day period, such that the Company’s lock-up period will now expire on June 6, 2005, instead of May 7, 2005.

Additionally, on or about May 2, 2005, each of the trustees, officers and other shareholders of the Company who entered into lock-up agreements in connection with the Company’s initial public offering executed similar 30-day extensions of their individual lock-up agreements.  As a result of these extensions, the approximately 885,000 common shares of the Company that are held by these shareholders will not become available for sale in the public market until June 7, 2005, unless the representatives of the Underwriters released these shareholders from their lock-up agreements prior to such expiration.

Under NASD Rule 2711(f)(4), investment banks who have acted as manager or co-manager of a securities offering are restricted in their ability to publish or otherwise distribute research reports or make public appearances concerning a subject company for 15 days prior to or after the expiration, waiver or termination of a lock-up agreement restricting or prohibiting the sale of securities by the subject company or its shareholders after the completion of a securities offering.  In light of this NASD rule, and because the Company’s earnings conference call is scheduled for May 6, 2005, the Company and the shareholders mentioned above voluntarily agreed to extend their lock-up agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: May 4, 2005	By:	/s/ Daniel R. Sink
Daniel R. Sink
Senior Vice President, Chief Financial Officer and Treasurer